UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2011 (September 6, 2011)

RED MOUNTAIN RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-164968	27-1739487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 900, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(720) 204-1013
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02	Unregistered Sales of Equity Securities

On September 6, 2011 and September 7, 2011, Red Mountain Resources, Inc. (the “Company”) issued an aggregate of 2,500,000 shares of common stock and 3,350,000 shares of common stock, respectively, for an aggregate purchase price of $5,850,000 to several investors in its $25 million private placement at $1.00 per share.  The shares of common stock were sold to the investors under Section 4(2) of the Securities Act of 1933, as amended, to accredited investors. The Company intends to use the proceeds from the sales for general working capital purposes.  To date, an aggregate of 12,055,000 shares of common stock have been issued in the private placement for an aggregate purchase price of $12,055,000.

In connection with the private placement, the Company determined to offer to any investor that invested at least $2,000,000 the right to purchase an additional $3,000,000 of shares of the Company’s common stock in the future.  Accordingly, in connection with the above-referenced sales, the Company granted to one of the investors the right to purchase an additional $3,000,000 of shares of the Company’s common stock.  The investor may exercise its rights to purchase the additional shares at any time until December 31, 2011.  If exercised, the shares would be sold to the investor at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of the Company’s common stock during the period from five days prior to the investor exercising its right to purchase the shares and ending five days after such exercise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2011	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer